As filed with the Securities and Exchange Commission on March 23, 2012

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Caesarstone Sdot-Yam Ltd.

(Exact name of registrant as specified in charter)

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Kibbutz Sdot Yam MP Menashe, 37804, Israel	37804
(Address of principal executive offices)	(Zip Code)

Caesarstone Sdot-Yam Ltd. 2011 Incentive Compensation Plan

(Full Title of the Plan)

Caesartone USA, Inc.

6840 Hayvenhurst Ave. Suite 100

Van Nuys, California 91406

(818) 779-0999

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of communications to:

Colin J. Diamond, Esq. Joshua G. Kiernan, Esq. White & Case LLP 1155 Avenue of the Americas New York, NY 10036 Tel: (212) 819-8200 Fax: (212) 354-8113	Michal Baumwald Oron, Adv. General Counsel Caesarstone Sdot-Yam Ltd. Kibbutz Sdot Yam MP Menashe, 37804 Israel Tel: +972 (4) 610-9239 Fax: +972 (4) 636-4400	Amir Halevy, Adv. Perry Wildes, Adv. Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. One Azrieli Center Tel Aviv 67021, Israel Tel: +972 (3) 607-4444 Fax: +972 (3) 607-4470

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, par value NIS 0.04	1,461,442	$11.00(2)	$16,075,862	$1,842
Ordinary Shares, par value NIS 0.04	913,558	$11.11(3)	$10,149,629	$1,163

(1)	This Registration Statement on Form S-8 covers the following Ordinary Shares of Caesarstone Sdot-Yam Ltd. (the “Registrant”): (i) 1,461,442 ordinary shares issuable upon the exercise of options granted prior to the date hereof under the Registrant’s 2011 Incentive Compensation Plan (the “Compensation Plan”), (ii) 913,558 ordinary shares that may be issued under the Compensation Plan, and (iii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate number of additional shares that may become issuable under the terms of the Compensation Plan by reason of any share split, share dividend, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s ordinary shares. For the sole purpose of calculating the registration fee, the number of shares to be registered under this Registration Statement has been separated into two lines.
(2)	Calculated pursuant to Rule 457(h) under the Securities Act based on the $11.00 exercise price of the 1,461,442 ordinary shares issuable upon exercise of outstanding options under the Compensation Plan as of the date of this Registration Statement.
(3)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) and (c) on the basis of the average of the high and low prices ($11.52 and $10.70) of the Registrant’s ordinary shares as quoted on the Nasdaq Global Select Market on March 22, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*	The documents containing the information specified in this Part I of Form S-8 (plan information and registration information and employee plan annual information) will be sent or given to employees as specified by the Securities and Exchange Commission (the “Commission”) pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Commission either as part of this registration statement (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b), and will include the address and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by Caesarstone Sdot-Yam Ltd. (the “Company”) are incorporated herein by reference:

(i)	the Company’s final prospectus filed on March 22, 2012 pursuant to Rule 424(b)(4) under the Securities Act in connection with the Company’s Registration Statement on Form F-1 (File No. 333-179556); and

(ii)	the description of the Company’s Ordinary Shares contained in Item 1 of the Registration Statement on Form 8-A (File No. 001-35464) filed with the Commission on March 20, 2012.

In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnifications of Directors and Officers

Under the Israeli Companies Law (the “Companies Law”), a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is inserted in its articles of association. Our articles of association include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him as an office holder, either in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

•

financial liability incurred by or imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•

reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and

•

reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Companies Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder; and

•	a financial liability imposed on the office holder in favor of a third party.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•

a breach of fiduciary duty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the audit committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which such controlling shareholders have a personal interest, also by the shareholders.

Our articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law. Our office holders are currently covered by a directors and officers’ liability insurance policy. As of the date hereof, no claims for directors and officers’ liability insurance have been filed under this policy and we are not aware of any pending or threatened litigation or proceeding involving any of our office holders, including our directors, in which indemnification is sought.

We have entered into agreements with each of our current office holders exculpating them from a breach of their duty of care to us to the fullest extent permitted by law and undertaking to indemnify them to the fullest extent permitted by law, to the extent that any such liabilities are not covered by insurance. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances. The maximum aggregate amount of indemnification that we may pay to our office holders based on such new indemnification agreement is the greater of (1) with respect to indemnification in connection with a public offering of our securities, the gross proceeds raised by us and any selling shareholder in such public offering, and (2) with respect to all permitted indemnification, including in connection with a public offering of our securities, an amount equal to the greater of 50% of our shareholders’ equity on a consolidated basis, based on our most recent financial statements made publicly available before the date on which the indemnification payment was made, and $30 million. Such indemnification amounts are in addition to any insurance amounts. Each office holder who agrees to receive this letter of indemnification also gives his approval to the termination of all previous letters of indemnification that we have provided to him or her in the past, if any. In the opinion of the Securities and Exchange Commission, indemnification of office holders for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, however, is against public policy and therefore unenforceable.

We previously entered into letters of indemnification with some former office holders that currently remain in effect, and pursuant to which we undertook to indemnify them with respect to certain liabilities and expenses then permitted under the Companies Law, which are similar to those described above. These letters of indemnification are limited to foreseeable events that were determined by the board of directors and indemnity payments are limited to a maximum amount of $2.0 million for one series of related events for each office holder.

There is no pending litigation or proceeding against any of our office holders as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any office holder.

In the opinion of the U.S. Securities and Exchange Commission, however, indemnification of directors and office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The exhibits listed on the exhibit index at the end of this Registration Statement are included in this Registration Statement.

Item 9.	Undertakings

The undersigned Registrant, Caesarstone Sdot-Yam Ltd., hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in MP Menashe, State of Israel, on March 23, 2012.

CAESARSTONE SDOT-YAM LTD.

By:	/s/ Yair Averbuch
Name:	Yair Averbuch
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Yosef Shiran and Yair Averbuch, and each of them severally, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

	Name	Title	Date

By:	/s/ Yosef Shiran	Chief Executive Officer (Principal Executive Officer)	March 23, 2012
Yosef Shiran

By:	/s/ Yair Averbuch Yair Averbuch	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 23, 2012

By:	/s/ Maxim Ohana Maxim Ohana	Chairman of the Board	March 23, 2012

By:	/s/ Dori Brown Dori Brown	Director	March 23, 2012

	Name	Title	Date

By:	/s/ Yonathon Melamed Yonathon Melamed	Director	March 23, 2012

By:	/s/ Moshe Ronen Moshe Ronen	Director	March 23, 2012

By:	/s/ Oded Goldstein Oded Goldstein	Director	March 23, 2012

By:	/s/ Ariel Halperin Ariel Halperin	Director	March 23, 2012

By:	/s/ Eitan Shachar Eitan Shachar	Director	March 23, 2012

By:	/s/ Boaz Shani Boaz Shani	Director	March 23, 2012

By:	/s/ Gal Cohen Gal Cohen	Director	March 23, 2012

By:	/s/ Shachar Degani Shachar Degani	Director	March 23, 2012

CAESARSTONE USA, INC.		Authorized Representative in the United States

By:	/s/ Yosef Shiran		March 23, 2012
Name:	Yosef Shiran
Title:	Authorized Signatory

By:	/s/ Yair Averbuch		March 23, 2012
Name:	Yair Averbuch
Title:	Authorized Signatory

EXHIBITS

Exhibit No.	Description

5.1	Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., Israeli counsel to the Registrant, as to the validity of the Ordinary Shares (including consent)

23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global

23.2	Consent of Grant Thornton Audit Pty Ltd.

23.3	Consent of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. (included in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page to this Registration Statement)

99.1	2011 Incentive Compensation Plan (incorporated by reference to Exhibit 10.6 of the Registration Statement on Form F-1 of Caesarstone Sdot-Yam Ltd. (File No. 333-179556)